Exhibit 10.1
EMPLOYMENT AGREEMENT
          THIS “AGREEMENT” is made as of May 11, 2007, between Allied Holdings, Inc., a Georgia corporation (the “Company”), and Mark J. Gendregske (the “Executive”), a resident of the State of Michigan.
          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
          1. Employment. The Company shall employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the 1st of June 2007 and ending as provided in paragraph 4 hereof. Executive will be providing notice of termination to his current employer on or about May 11, 2007 with an effective termination date of May 31, 2007. Should his current employer terminate the employment relationship prior to May 31, 2007, Executive’s employment under the terms of this Agreement shall begin on the day following his termination by his current employer.
          2. Position and Duties.
          (a) During the Employment Period, the Executive shall serve as President and Chief Executive Officer (“CEO”) of the Company and shall have the normal duties, responsibilities, functions and authority of the President and CEO, subject to the power of the Board to expand or limit such duties, responsibilities, functions and authority and to override actions of officers of the Company.
          (b) During the Employment Period, the Executive shall report to the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods, reasonable periods of illness or incapacity, reasonable and customary time spent on civic, charitable and religious activities and personal investments) to the business and affairs of the Company and its Affiliates. The Executive shall perform his duties, responsibilities and functions to the Company and its Affiliates hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. The Company acknowledges and agrees that Executive may serve on the Board of Directors of APC Management Group, Inc. However, this consent may be withdrawn at any time if Executive spends more than 20 hours per month on such Board activity (when taken together with all other outside non-Company activities) and/or if such Board activity as determined by the independent directors of the Company in any way competes with the Company or interferes with Executive’s duties as CEO.
          (c) During the Employment Period, the Executive shall be a member of the Company’s Board.
          (d) For purposes of this Agreement, “Affiliates” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect

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a majority of the Board of Directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Affiliates.
          3. Compensation and Benefits.
          (a) During the Employment Period, the Executive’s base salary shall be $475,000.00 per annum or such other rate as the Board may determine from time to time (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices. It is agreed that the Executive’s salary may be increased by the Board, but may not be decreased without the Executive’s approval. In addition, during the Employment Period, the Executive shall be entitled to participate in all the Company’s employee benefit programs (including but not limited to all medical, dental and life insurance programs) for which senior executive employees of the Company are generally eligible, and such employee benefit programs shall be substantially similar to those the Company has in place as of the date hereof. The Executive’s immediate family shall also be entitled to participate in all medical, dental and life insurance programs in accordance with the terms of those plans. The Executive shall receive a car allowance of $1,000.00 per month.
          (b) The Executive shall be entitled to receive a one-time signing bonus of $125,000.00, payable on the first day of employment or as soon as administratively practical thereafter. This amount is provided in recognition of compensation and benefits which may be forfeited with Executive’s prior employment. Should the Executive voluntarily resign his employment within six (6) months, the Executive will reimburse the Company in full.
          (c) The Executive, and his family (including the three children of Executive’s wife), shall be entitled to medical and dental insurance as of the date of hire. If the Company’s insurance programs require a waiting period before the Executive become eligible, the Company will pay the Executive’s portion of the COBRA payments during that waiting period. If Executive’s wife’s children cannot be covered under the Company’s medical and dental plans, the Company will pay the COBRA costs for the three children.
          (d) The Executive shall be entitled to the rights guaranteed under FMLA upon commencement of employment, even though not entitled to rights under the Act for one (1) year.
          (e) Executive shall receive five (5) weeks of vacation per employment year.
          (f) During the Employment Period, the Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.
          (g) The Company shall reimburse the Executive for the reasonable costs and expenses incurred by the Executive in re-locating the Executive and his family to the Atlanta, Georgia area. For purposes of this Agreement, reasonable costs and expenses shall include travel

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and hotel expenses for the Executive and his spouse to research appropriate living accommodations up to a maximum of three (3) round-trips, actual moving expenses for the Executive’s household goods, and temporary living expenses in the Atlanta, Georgia area for the Executive and his family not to exceed one (1) year; provided, however, that temporary living expenses and commuting airfare shall not exceed $30,000.00 in the aggregate. If the Executive sells his Clarkston home, the Company will make up the difference between the sale price and the purchase price paid by Executive in February 2007 up to a maximum of $50,000.00. In addition, the Company will reimburse the Executive for real estate broker fees, closing costs, transfer fees and attorney fees (attorney fees not to exceed $10,000) relating to the purchase of a new residence in the Atlanta, Georgia area and the sale of his residence in Clarkston, Michigan. All such costs and expenses are to be reviewed and approved in advance by a designated representative of the Company. To the extent the Executive is taxed on any part of these reimbursements for costs and expenses, the Company will “gross up” such reimbursements to ensure that the Executive’s reimbursement is equal to 100% of his out-of-pocket costs and expenses.
          (h) The Executive shall be eligible to participate in any Company plan relating to the awarding of stock (including but not limited to restricted stock) or the awarding and granting of any options. Any awards to the Executive relating to the Company’s stock or stock options shall be totally at the discretion of the Company’s Board of Directors. Notwithstanding the foregoing, the Executive will be granted options (the “Value Increase Options”) representing three percent (3%) of the increase in the Company’s “equity value.” For purposes of calculating the Value Increase Options, equity value as of the date of this Agreement shall equal the $183 million. Stock option programs involving the Executive shall have (subject to the approval of the Company’s Board of Directors) the following provisions and elements:
     (i) With respect to all options, they will vest over a five (5) year period on a cliff vesting basis with 20% vesting on the first anniversary date of the Executive’s employment and 20% vesting thereafter on each additional anniversary date of the Executive’s employment.
     (ii) With respect to the Value Increase Options, the “option period” will commence on the date of employment of the Executive and the options granted will be valid for ten (10) years.
          (i) In addition to the Base Salary, the Executive shall be eligible to receive a bonus during the Employment Period based upon the Executive’s performance and the Company’s operating results during such year, calculated and payable in accordance with any Company executive bonus plan. Currently the following formula is in effect with respect to the Executive’s bonus. If in any fiscal year the Company achieves EBITDA based on the budget approved by the Company’s Board of Directors for that fiscal year, the Executive’s bonus shall be 100% of Base Salary1. If EBITDA for that period of time is below 85% of budget, no bonus will be payable. If EBITDA is 115% of budget, the base bonus of 100% of Base Salary shall be increased by 50%, so that the total bonus will be 150% of Base Salary. If EBITDA is at or above 85% and below 115% of budget, then the bonus payable will be adjusted accordingly based on

1  In the current fiscal year, Executive is eligible for the full fiscal year bonus, not subject to pro-rating.

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actual performance. The Board of Directors shall have discretion in awarding bonuses where EBITDA for the Company is above 115% of budget.
          (j) All amounts payable to the Executive as compensation hereunder shall be subject to all required withholding by the Company.
          (k) The Company shall pay directly to the firm of Van Suilichem & Associates, P.C., attorney fees in an amount not to exceed $10,000 for advice in connection with this Agreement.
          4. Term.
          (a) The employment period (the “Employment Period”) shall end upon: (i) the Executive’s resignation, death or period of total mental or physical disability or incapacity lasting longer than six (6) months (as certified by a healthcare provider); or (ii) the Company’s termination of the Executive’s employment at any time for Cause (as defined below); or (iii) without Cause upon thirty (30) days written notice. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to the Executive. Should Company terminate Executive for Cause, the termination notice shall be put in writing and a detailed explanation shall be provided as to each element of cause with supporting documentation.
          (b) If the Executive’s employment is terminated by the Company without Cause, or for “Good Reason”, as a severance payment, the Executive shall be entitled to one and a half (1 1/2) times his Base Salary, COBRA payment by the Company for eighteen (18) months, and one and a half (1 1/2) times his prior year’s bonus, which amounts shall constitute a “Severance Payment.” Notice of termination without Cause or termination for good reason shall be put in writing and delivered to the other Party before it shall be effective. No Severance Payment shall be made until and unless the Executive has executed and delivered to the Company a general release reasonably acceptable to the Company and only so long as the Executive has not breached the provisions of paragraphs 5, 6 and 7 hereof. In addition to the Severance Payments, the Executive shall be entitled to any and all stock options or other incentive compensation that has vested in accordance with the plans associated with stock options and incentive compensation. The Sale (as defined below) of the Company shall constitute a termination of the Executive’s employment by the Company without Cause. However, if the Executive’s employment continues after a Sale of the Company at terms equally as favorable to those as set forth in this Employment Agreement, then such Sale shall not constitute a termination of the Executive’s employment without Cause unless the Executive elects to leave the Company, and provides notice of his election to the Company within 4 months of the Sale, as a result of the Sale in which case such Sale will be a termination without Cause. For the purposes of this Agreement, a Sale of the Company shall mean that the Company undergoes a change of control or ownership whereby the Company is sold, reorganized, merged or consolidated with one or more companies or entities as a result of which the owners of all of the outstanding shares of the common stock of the Company immediately prior to such Sale, reorganization, merger or consolidation own in the aggregate less than fifty percent (50%) of the outstanding shares of the common stock of the Company. Severance Payment shall be paid in a

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lump sum and shall not be subject to offset for new employment by Executive and there shall be no duty of Executive to mitigate damages by seeking new employment.
          (c) If the Employment Period is terminated by the Company for “Cause” or is terminated pursuant to clause (a)(i) above, the Executive shall only be entitled to receive his Base Salary through the date of termination or expiration and shall not be entitled to any other salary, compensation or benefits from the Company or its Affiliates thereafter except as required by law.
          (d) Except as otherwise expressly provided herein, all of the Executive’s rights to salary, bonuses, fringe benefits and other compensation hereunder which accrue or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). The Company may offset any amounts the Executive owes it or its’ Affiliates against any amounts it or its Affiliates owes the Executive hereunder.
          (e) For purposes of this Agreement, “Cause” shall mean; (i) the conviction of a felony or other crime involving moral turpitude, the entry of a plea of guilty or nolo contendere to a felony or the commission of any other material act or omission involving substantial dishonesty or disloyalty which results in substantial economic harm to the Company, or fraud with respect to the Company or any of its Affiliates; (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Affiliates substantial public disgrace or disrepute or economic harm; (iii) substantial and repeated failure to perform duties as reasonably and lawfully directed by the Board in writing and failure to cure within 30 days of written notice from the Board; (iv) gross negligence or willful misconduct with respect to the Company or any of its Affiliates or (v) any other material breach of this Agreement.
          (f) For purposes of this Agreement, “Good Reason” shall mean a reduction in Executive’s pay, benefits, title or responsibilities, except with the express written agreement of the Executive or a material breach by the Company of the terms of this Agreement. Executive must exercise “Good Reason” by providing written notice to the Company within four (4) months of the event or events and shall provide the Company with 60 days to cure.
          5. Covenant Not-To-Disclose. The Company and the Executive recognize that during the course of Executive’s term of employment with Company pursuant to this Agreement, the Company will disclose to Executive information concerning the Company and the Affiliates, their products, their customers, their services, their trade secrets, their proprietary information and other information concerning their business all of which constitute valuable assets of the Company and the Affiliates. The Company and Executive further acknowledge that the Company has, and will, invest considerable amounts of time, effort and corporate resources in developing such valuable assets and that disclosure by Executive of such assets to the public shall cause irreparable harm, damage and loss to the Company and the Affiliates.
          (a) To protect these assets, the Executive agrees that he shall not, during the Restricted Period, advise or disclose to any person, corporation, firm, partnership or other entity

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whatsoever (except the Company or an Affiliate), or any officer, director, stockholder, partner or associate of any such corporation, firm partnership or entity any information received from the Company by the Executive during the course of the Executive’s association with the Company relating to the business affairs of the Company and the Affiliates including information concerning the Company’s and the Affiliates’ finances, services, customers, customer lists, prospective customers, staff, contemplated acquisitions (whether of business or assets), ideas, proprietary information, methods, marketing investigations, surveys, research and any other information relating to the business and objectives of the Company and the Affiliates, except as permitted by this paragraph 5.
          (b) Executive further agrees that he shall not, during the term of his employment or any time thereafter, advise or disclose to any person or entity any trade secret which the Company or any Affiliate has disclosed to Executive during the course of his employment with the Company.
          (c) In the event the Executive’s employment is terminated, the Executive agrees that, if requested by the Company, he will acknowledge in writing that he received the disclosures referred to herein and is under the obligations referred to in this Agreement.
          (d) This paragraph 5 shall, except as otherwise provided in this Agreement, survive the termination of this Agreement.
     Any implication in this paragraph 5 to the contrary notwithstanding, this paragraph 5 hereof shall not, and shall not be deemed to, prohibit the Executive from disclosing information regarding the Company that (i) is already public information other than because of any breach of this paragraph 5 by the Executive; (ii) shall be required by applicable Federal or state laws; (iii) shall not be confidential or proprietary and shall be required in the ordinary course of business; (iv) shall be required pursuant to the order of any court or administrative agency having jurisdiction; provided, however, that the foregoing shall not permit the disclosure of any trade secret of the Company; and (v) during the course of the Executive’s employment with the Company disclosure of any of the foregoing as reasonably required by the Executive in the good faith performance of his duties under this Agreement.
          6. Covenant Not-To-Induce. The Executive covenants and agrees that during the Restricted Period, he will not, directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, induce or attempt to solicit or induce an employee or other personnel of the Company and the Affiliates to terminate employment with such party. This paragraph 6 shall, except as otherwise provided in this Agreement, survive the termination of this Agreement.
          7. Covenant of Non-Disparagement and Cooperation. The Executive agrees that he shall not, at any time during or following the term of his employment, make any remarks disparaging the conduct or character of the Company or any of its current or former Affiliates, agents, employees, officers, directors, shareholders, successors or assigns (in the aggregate, such persons and entities are referred to herein as the “Protected Persons”); provided, however, that during the term of his employment, the Company acknowledges and agrees that the Executive may be required from time to time to make such remarks about Protected Persons for legitimate

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business purposes and if consistent with the discharge of his duties hereunder. In addition, following termination of his employment hereunder, the Executive agrees to reasonably cooperate with the Company, at no extra cost, in any litigation or administrative proceedings (e.g., EEOC charges) involving any matters with which the Company was involved during the Executive’s employment with the Company. The Company shall reimburse the Executive for travel and other related expenses approved by the Company incurred in providing such assistance. This paragraph 7 shall survive the termination of this Agreement.
          8. Covenant Not To Compete. The Company and the Executive acknowledge that, by virtue of the Executive’s responsibilities and authority as President and Chief Executive Officer of the Company, he will, during the course of his employment, be instrumental in developing, and will receive, highly confidential information concerning the Company and the Affiliates, their services, their trade secrets, their proprietary information, and other information concerning the business of the Company and the Affiliates, much of which is unavailable to persons of lesser responsibility and authority. The Executive further acknowledges that the ability of such information to benefit a competitor or potential competitor of the Company shall cause irreparable harm, damage and loss to the Company and the Affiliates. To protect the Company and the Affiliates from the Executive’s using or exploiting this information, the Executive agrees that he shall not, for a period of twelve (12) months from the date of termination of his employment for any reason (i) perform substantially similar job duties or functions as those performed for the Company under this Agreement for any entity engaged in the Business in the United States of America (the “Restricted Territory”); or (ii) directly or indirectly, own, manage, join, control, contract with, be employed by, act in the capacity of an officer, director, trustee, shareholder or partner or consultant, or participate in any manner in the ownership, management, operation, or control of any business or person engaged in the Business in the Restricted Territory wherein the Executive would perform substantially similar duties or job functions as those performed for the Company under this Agreement; provided, however, the Executive shall be permitted to own not more than five percent (5%) of the stock of a corporation required to file reports pursuant to the Securities Exchange Act of 1934. As to the foregoing, the Executive acknowledges that he has the ability to earn a comparable income within or without the Restricted Territory as a manager or executive for persons or entities not engaged in the Business and that earning a livelihood by working for persons or entities not engaged in the Business within or without the Restricted Territory would not constitute a hardship or an unreasonable restriction on the Executive or restrict him from earning comparable income. This paragraph 8 shall survive termination of this Agreement.
     For the purposes of this Agreement, “Restricted Period” means period commencing as of the date hereof and ending on that date three (3) years after the termination of the Executive’s employment with the Company for any reason, whether voluntary or involuntary.
     For the purposes of this Agreement, “Business” means the transportation of automobiles and light trucks from the manufacturer to retailers and related activities and providing logistics and distribution services to the new and used vehicle distribution market and automotive industry.

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          9. Inventions and Patents. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company and its Affiliates (“Work Product”) belong to the Company or such Subsidiary. The Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
          10. Enforcement. If, at the time of enforcement of paragraph 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because the Executive’s services are unique and because the Executive has access to Confidential Information and Work Product, the Parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).
          11. Executive’s Representations. The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which she is bound; (ii) the Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity which conflicts with the Executive’s duties and responsibilities under this Agreement; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.
          12. Survival. Paragraphs 4(b) and 5 through 17 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.
          13. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive:
Mark J. Gendregske
7878 Foster Rd.
Clarkston, Michigan 48346

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Notices to the Company:

Allied Holdings, Inc.
160 Clairemont Avenue, Suite 200
Decatur, GA 30030
Attn: General Counsel
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.
          14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
          15. Complete Agreement. This Agreement and other documents of even date herewith embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.
          16. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.
          17. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
          18. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.
          19. Arbitration of Disputes. Should any disputes arise under the terms of this Agreement, they shall be submitted to the American Arbitration Association (“AAA”) pursuant to the Employment Arbitration Rules and Mediation Procedures Amended and Effective July 1, 2006. The hearing shall be held in the Detroit Metropolitan area. The arbitrator shall have authority to award costs and attorney fees to the prevailing party. The award of the arbitrator will be entered in any court of competent jurisdiction. The Parties further agree that they shall not exercise self-help by refusing to comply with any portion of this Agreement should a claim be made that the other Party has violated the Agreement. Instead, the sole remedy for an alleged

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breach by either Party shall be made exclusively through the AAA Arbitration procedure. This does not prohibit the right of the Parties to seek equitable relief from a court of law pending the outcome of the arbitration process.
          20. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.
          21. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and the Executive, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.
ALLIED HOLDINGS, INC.

/s/ Thomas M. Duffy

By: Thomas M. Duffy
Dated: May 11, 2007	Its: Vice President, Secretary and General Counsel

Dated: May 11, 2007	/s/ Mark J. Gendregske

Mark J. Gendregske